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                  EXHIBIT 23.1      CONSENT OF KPMG LLP


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                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
First Sentinel Bancorp, Inc.:


We consent to the incorporation by reference in this registration statement on Form S-8 relating to First Sentinel Bancorp, Inc.'s 2003 Key Employee Equity Compensation Plan, of our report dated February 6, 2004, relating to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and subsidiaries, as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of First Sentinel Bancorp, Inc.



                                                /s/ KPMG LLP


Short Hills, New Jersey
April 12, 2004